Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of International Assets Holding Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ 4 (a)” so that, as amended, said Article shall be and read as follows:

4. Capital Stock.

(a) Number and Class of Shares Authorized; Par Value

This Corporation is authorized to issue the following shares of Capital Stock:

(i) Common Stock.	The aggregate number of shares of common Stock which the Corporation shall have Authority to issue is 17,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock:	The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of February, 2007.

By:	/s/ Nancey M. McMurtry
Title:	Corporate Secretary, Vice President
Name:	Nancey M. McMurtry